SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 12, 2008
LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)
(212) 692-7200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 12, 2008, Lexington Realty Trust (the “Trust”) and its operating partnership subsidiaries, entered into a Sales Agreement with Cantor Fitzgerald & Co., which we refer to as Cantor, under which the Trust may offer and sell up to 4,500,000 of its common shares from time to time in a controlled equity offering program with Cantor acting as the Trust’s agent and/or principal.
On December 12, 2008, the Trust and its operating partnership subsidiaries, entered into a Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, under which the Trust may offer and sell up to

4,500,000 of its common shares from time to time in an at-the-market equity offering program with Merrill Lynch acting as the Trust’s agent and/or principal.
Sales of the common shares, if any, under the programs will depend upon market conditions and others factors to be determined by the Trust and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. The Trust has no obligation to sell any common shares in the programs, and may at any time suspend solicitation and offers under the programs or terminate the programs.
A prospectus supplement relating to the common shares to be sold under the programs has been filed with the Securities and Exchange Commission. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.
Attached as Exhibits 1.1 and 1.2 to this Current Report are copies of the Sales Agreements. The description of the Sales Agreements does not purport to be complete and is qualified in its entirety by reference to the Sales Agreements attached as exhibits.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
1.1	Sales Agreement with Cantor

1.2	Sales Agreement with Merrill Lynch

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust
Date: December 12, 2008	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index
1.1	Sales Agreement with Cantor, dated as of November 26, 2008.

1.2	Sales Agreement with Merrill Lynch, dated as of November 26, 2008.

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